                                    Exhibit 10.1

SHARE EXCHANGE AGREEMENT

AMONG

PERPETUAL TECHNOLOGIES INC.,
(a Delaware corporation)

HONG HUI HOLDINGS LIMITED
(a British Virgin Islands company)

AND

THE SHAREHOLDERS OF HONG HUI HOLDINGS LIMITED

DATED AS OF FEBRUARY 12, 2010

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT, dated as of February 12, 2010 (the “Agreement”) by and among PERPETUAL TECHNOLOGIES INC., a Delaware corporation (the “Company”), HONG HUI HOLDINGS LIMITED, a British Virgin Islands company (“Hong Hui”) and the holders of all of the outstanding shares of Hong Hui set forth on Schedule A (the “Hong Hui Shareholders”).

WITNESSETH:

WHEREAS, the Hong Hui Shareholders own an aggregate of 100% of the issued and outstanding ordinary shares in Hong Hui (the "Hong Hui Shares");

WHEREAS, each of the Company, Hong Hui and the Hong Hui Shareholders believes that it is in its best interests for the Company to issue to the Hong Hui Shareholders an aggregate of 72,551,020 shares of its common stock, par value $.001 per share (“Company Shares”) in exchange for all of the outstanding shares of Hong Hui, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is the intention of the parties that: (i) said exchange of shares shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) said exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “Securities Act”).

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

EXCHANGE OF COMPANY SHARES FOR HONG HUI SHARES

Section 1.1          Agreement to Exchange Company Shares for Hong Hui Shares.  On the Closing Date (as hereinafter defined) and subject to the terms and conditions set forth in this Agreement, the Hong Hui Shareholders shall sell, assign, transfer, convey and deliver all of Hong Hui Shares to the Company, and in exchange therefor the Company shall issue to the Hong Hui Shareholders of 72,551,020 newly issued Company Shares (the “Share Exchange”).

Section 1.2           Capitalization.  On the Closing Date, immediately before the Share Exchange, the Company shall have authorized (a) 200,000,000 shares of Common Stock, $.001 par value per share ; and (b) 10,000,000 shares of Preferred Stock, $.001 par value per share(none of which are issued or outstanding).  Under the terms of a Stock Repurchase Agreement of even date herewith between the Company and certain of its shareholders, immediately prior to the Share Exchange the Company share repurchase 12,640,000 of its  13,000,000 Company Shares then outstanding (the “Stock Repurchase”).  Accordingly, following the Stock Repurchase the Company shall have 360,000 shares of its common stock outstanding  all of which are  duly authorized, validly issued and fully paid and non assessable.

Section 1.3           Closing.  The closing of the Shares Exchange (the "Closing") shall take place at 10:00 a.m. E.S.T. on the day when the conditions to closing set forth in Articles V and VI have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing but no later than February 28, 2010 (the "Closing Date"), at the offices of Guzov Ofsink, LLC, 600 Madison Avenue, 14th Floor, New York, New York 10022.  At the Closing, (a) the Company shall deliver to the Hong Hui Shareholders, stock certificates representing an aggregate of 72,551,020 Company Shares (such shares to be issued to the respective Hong Hui Shareholders in the amounts set forth on Schedule A attached hereto), and (b) the Hong Hui Shareholders shall deliver to the Company share certificates representing the Hong Hui Shares held by each such Hong Hui Shareholder (which shall represent in the aggregate all of the outstanding Hong Hui Shares), accompanied by share transfer instruments and appropriate powers of attorney duly executed in blank.

Section 1.4           Tax Treatment. The exchange described herein is intended to comply with Section 368(a)(1)(B) of the Code, and all applicable regulations thereunder.  In order to ensure compliance with said provisions, the parties agree to take whatever steps may be necessary, including, but not limited to, the amendment of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE TECNIC STOCKCHOLDERS AND HONG HUI

Each of the Hong Hui Shareholders and Hong Hui hereby, jointly and severally, represents, warrants and agrees as follows:

Section 2.1           Corporate Organization

(a)           Hong Hui is a company duly organized, validly existing and in good standing under the laws of the British Virgin Islands, and has all requisite corporate power and authority to own its properties and assets and to conduct its business and is duly qualified to do business in good standing in each jurisdiction in which the nature of the business conducted by Hong Hui or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of (a "Hong Hui Material Adverse Effect");

(b)           Copies of the memorandum and articles of association of Hong Hui, with all amendments thereto to the date hereof, have been furnished to the Company, and such copies are accurate and complete as of the date hereof.

Section 2.2            Capitalization of Hong Hui.

The maximum number of shares that Hong Hui is authorized to issue consists of 50,000  shares of a single class which 10,000 shares are issued and outstanding, all of which are duly authorized, validly issued and fully paid and held by the Hong Hui Shareholders free and clear of all liens, charges and encumbrances.   All of the Hong Hui Shares to be transferred to the Company pursuant to this Agreement have been duly authorized and will be validly issued, fully paid and non-assessable and no personal liability will attach to the ownership thereof and in each instance, have been issued in accordance with the registration requirements of applicable securities laws or an exemption therefrom.  As of the date of this Agreement there are no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares or any un-issued or treasury shares of Hong Hui.  As of the date of this Agreement, Hong Hui owns all of the issued and outstanding equity or voting interests in Technic International Limited (“Technic”), a Hong Kong company and Technic is the owner of all of the equity interests of Foshan SLP Special Materials Company (“Foshan”).  Foshan is duly organized, validly existing and in good standing under the laws of the Peoples’ Republic of China (“PRC”) and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business, is in good standing in each jurisdiction wherein the nature of the business conducted by Foshan or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of Foshan  (a "Foshan Material Adverse Effect")

Section 2.3          Subsidiaries and Equity Investments. Except as set forth in Schedule 2.3, neither Hong Hui, Technic, nor Foshan has any subsidiaries or holds any equity interest in any corporation, partnership, joint venture or other entity.

Section 2.4           Authorization and Validity of Agreements.  Hong Hui has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and upon the execution and delivery by the Company and the Company’s performance of its obligations herein, will constitute, a legal, valid and binding obligation of Hong Hui enforceable against Hong Hui in accordance with it s terms.  The execution and delivery of this Agreement by Hong Hui and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Hong Hui, and no other corporate proceedings on the part of Hong Hui are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 2.5           No Conflict or Violation.  The execution, delivery and performance of this Agreement by Hong Hui do not and will not violate or conflict with any provision of Hong Hui’s charter documents, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give to any other entity any right of termination, amendment, acceleration or cancellation of, any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Hong Hui is a party or by which it is bound or to which any of its  properties or assets is subject, nor will it result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of Hong Hui, nor will it result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which Hong Hui is bound.

Section 2.6          Consents and Approvals.  No consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, is required in connection with the execution and delivery of this Agreement by the Hong Hui Shareholders or Hong Hui or the performance by either of them of its obligations hereunder.

Section 2.7            Absence of Certain Changes or Events.

 Since its inception:

(i)   and as of the date of this Agreement, Hong Hui does not know or have  reason to know of any event, condition, circumstance or prospective development which threatens or may threaten to have a material adverse effect on the assets, properties, operations, prospects, net income or financial condition of Hong Hui or any of its subsidiaries;

(ii)   there has not been any declaration, setting aside or payment of dividends or distributions with respect to shares of Hong Hui or any of its subsidiaries; and

(iii)  there has not been an increase in the compensation payable or to become payable to any director or officer of Hong Hui or any of its subsidiaries.

Section 2.8           Disclosure. This Agreement the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of either Hong Hui or the Hong Hui Shareholders in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.9           Litigation.  There is no action, suit, proceeding or investigation pending or threatened against any of the Hong Hui Shareholders or Hong Hui (or any of its subsidiaries) that may affect the validity of this Agreement or the right of either Hong Hui or any of the Hong Hui Shareholders to enter into this Agreement or to consummate the transactions contemplated hereby.

Section 2.10        Investment Representations.  (a) The Company Shares to be issued to the Hong Hui Shareholders will be acquired by each Hong Hui Shareholders hereunder solely for the accounts of each Hong Hui Stockholder for investment, and not with a view to the resale or distribution thereof.  Each Hong Hui Stockholder understands and is able to bear any economic risks associated with such investment in the Company Shares. Each Hong Hui Stockholder has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Company Shares to be acquired under this Agreement.  Each Hong Hui Stockholder further has had an opportunity to ask questions and receive answers from the Company’s directors regarding the Company and to obtain additional information (to the extent the Company’s directors possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Hong Hui Shareholders  or to which the Hong Hui Shareholders had access. Each Hong Hui Stockholder is at the time of the offer and execution of this Agreement domiciled and resident outside the United States (a “Non-U.S. Shareholder”).

Section 2.12        Tax Returns, Payments and Elections. Each of Hong Hui (and its subsidiaries) and the Hong Hui Shareholders has timely filed all tax returns, statements, reports, declarations and other forms and documents and has, to date, paid all taxes due.

Section 2.13        Survival.  Each of the representations and warranties set forth in this Article II shall be deemed represented and made by Hong Hui and the Hong Hui Shareholders at the Closing as if made at such time and shall survive the Closing for a period terminating on the second anniversary of the date of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents, warrants and agrees as follows:

Section 3.1           Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business, is in good standing in each jurisdiction wherein the nature of the business conducted by the Company or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of the Company (a "Company Material Adverse Effect").

(b)   Copies of the Certificate of Incorporation and By-laws of the Company, with all amendments thereto to the date hereof, have been furnished to each of Hong Hui and the Hong Hui Shareholders, and such copies are accurate and complete as of the date hereof.  The minute books of the Company are current as required by law, contain the minutes of all meetings of the Board of Directors and shareholders of the Company, and adequately reflect all material actions taken by the Board of Directors, shareholders of the Company.

Section 3.2           Capitalization of the Company.  On the Closing Date, immediately before the transactions to be consummated pursuant to this Agreement, the Company shall have authorized 200,000,000 Company Shares, of which 360,000 shares will be issued and outstanding.  There are no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or other equity or voting interest or any unissued or treasury shares of capital stock of the Company.

Section 3.3.        Authorization and Validity of Agreements.  The Company has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  No stockholder approvals are required to consummate the transactions contemplated hereby.  No other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 3.4           No Conflict or Violation.  The execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with any provision of the constituent documents of the Company, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate, result in a breach of or constitute (with due notice or lapse of time or both) a default under or give to any other entity any right of termination, amendment, acceleration or cancellation of any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which any of its properties or assets is subject, nor result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of the Company, nor result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which the Company is bound.

Section 3.5            Investment Representations. The Hong Hui Shares will be acquired hereunder solely for the account of the Company, for investment, and not with a view to the resale or distribution thereof. The Company understands and is able to bear any economic risks associated with such investment in the Hong Hui Shares. The Company has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Hong Hui Shares to be acquired under this Agreement.  The Company further has had an opportunity to ask questions and receive answers from Hong Hui’s directors regarding Hong Hui’s and to obtain additional information (to the extent Hong Hui’s directors possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Company or to which the Company had access.

Section 3.6           Brokers’ Fees. The Company has no liability to pay any fees or commissions or other consideration to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Section 3.7           Disclosure.  This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of the Company in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section  3.8          Survival.  Each of the representations and warranties set forth in this Article III shall be deemed represented and made by the Company at the Closing as if made at such time and shall survive the Closing for a period terminating on the second anniversary of the date of this Agreement.

ARTICLE IV

COVENANTS

Section 4.1           Certain Changes and Conduct of Business.

(a)           From and after the date of this Agreement and until the Closing Date each of Hong Hui and its subsidiaries shall conduct its business solely in the ordinary course consistent with past practices and, in a manner consistent with all of its representations, warranties or covenants, and without the prior written consent of the Company will not, and will prohibit Foshan to, except as required or permitted pursuant to the terms hereof:

(i) make any material change in the conduct of its businesses and/or operations or enter into any transaction other than in the ordinary course of business consistent with past practices;

(ii) make any change in its charter documents; issue any additional shares or shares of capital stock or equity securities or grant any option, warrant or right to acquire any shares or capital stock or equity securities or issue any security convertible into or exchangeable for shares or its capital stock or alter in any material term of any of its outstanding securities or make any change in its outstanding shares or shares of capital stock or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(iii)           A.          incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, except pursuant to transactions in the ordinary course of business consistent with past practices; or

B.	issue any securities convertible or exchangeable for debt or equity securities of its shares or capital stock;

(iv) make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof, except pursuant to transactions in the ordinary course of business consistent with past practice;

(v)           subject any of its assets, or any part thereof, to any lien or suffer such to be imposed other than such liens as may arise in the ordinary course of business consistent with past practices by operation of law which will not have a Hong Hui Material Adverse Effect;

(vi)           acquire any assets, raw materials or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practices;

(vii)           enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practices;

(viii)        make or commit to make any material capital expenditures;

(ix)           pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates;

(x)           guarantee any indebtedness for borrowed money or any other obligation of any other person;

(xi)          fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

(xii)         take any other action that would cause any of the representations and warranties made by it in this Agreement not to remain true and correct in any material aspect;

(xiii)        make any material loan, advance or capital contribution to or investment in any person;

(xiv)        make any material change in any method of accounting or accounting principle, method, estimate or practice;

(xv)        settle, release or forgive any claim or litigation or waive any right; or

(xvi)       commit itself to do any of the foregoing.

(b)    From and after the date of this Agreement and until the Closing Date, the Company will:

(i)  continue to maintain, in all material respects, its properties in accordance with present practices in a condition suitable for its current use;

(ii)           file, when due or required, federal, state, foreign and other tax returns and other reports required to be filed and pay when due all taxes, assessments, fees and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

(iii)         continue to conduct its business in the ordinary course consistent with past practices;

(iv)         keep its books of account, records and files in the ordinary course and in accordance with existing practices; and

(v)          continue to maintain existing business relationships.

(c)           From and after the date of this Agreement and until the Closing Date, the Company will not:

(i)           make any material change in the conduct of its businesses and/or operations or enter into any transaction other than in the ordinary course of business consistent with past practices;

(ii)          make any change in its certificate of incorporation or bylaws;  issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for its capital stock or alter in any material term of any of its outstanding securities or make any change in its outstanding shares of capital stock or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(iii)           A.          incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, except pursuant to transactions in the ordinary course of business consistent with past practices; or

B.	issue any securities convertible or exchangeable for debt or equity securities of the Company;

(iv)          make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof, except pursuant to transactions in the ordinary course of business consistent with past practice;

(v)           subject any of its assets, or any part thereof, to any lien or suffer such to be imposed other than such liens as may arise in the ordinary course of business consistent with past practices by operation of law which will not have a Company Material Adverse Effect;

(vi)           acquire any assets, raw materials or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practices;

(vii)           enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practices;

(viii)         make or commit to make any material capital expenditures;

(ix)           pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates;

(x)           guarantee any indebtedness for borrowed money or any other obligation of any other person;

(xi)           fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

(xii)           take any other action that would cause any of the representations and warranties made by it in this Agreement not to remain true and correct in all material aspect;

(xiii)          make any material loan, advance or capital contribution to or investment in any person;

(xiv)          make any material change in any method of accounting or accounting principle, method, estimate or practice;

(xv)           settle, release or forgive any claim or litigation or waive any right; or

(xvi)          commit itself to do any of the foregoing.

Section 4.2          Access to Properties and Records.  The Company shall afford the accountants, counsel and authorized representatives of each of Hong Hui and the Hong Hui Shareholders, and each of Hong Hui and the Hong Hui Shareholders shall afford to the Company’s accountants, counsel and authorized representatives full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement) to all of such parties’ properties, books, contracts, commitments and records and, during such period, shall furnish promptly to the requesting party all other information concerning the other party's business, properties and personnel as the requesting party may reasonably request, provided that no investigation or receipt of information pursuant to this Section 4.2 shall affect any representation or warranty of or the conditions to the obligations of any party.

Section 4.3          Negotiations.  From and after the date hereof until the earlier of the Closing or the termination of this Agreement, no party to this Agreement nor its officers or directors (subject to such director's fiduciary duties) nor anyone acting on behalf of any party or other persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm, or other entity or group concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transaction involving any party.  A party shall promptly communicate to any other party any inquiries or communications concerning any such transaction which they may receive or of which they may become aware of.

Section 4.4          Consents and Approvals.  The parties shall:

(a) use their reasonable commercial efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other persons, firms or corporations required in connection with the execution, delivery and performance by them of this Agreement; and

(b) diligently assist and cooperate with each party in preparing and filing all documents required to be submitted by a party to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained connection in with such transactions.

Section 4.5           Public Announcement.  Unless otherwise required by applicable law, the parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

Section 4.6           Stock Issuance.  From and after the date of this Agreement until the Closing Date, none of the parties shall issue any additional shares or shares of its capital stock.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Company in its sole discretion:

Section 5.1           Representations and Warranties of Hong Hui and the Hong Hui Shareholders.   All representations and warranties made by Hong Hui and the Hong Hui Shareholders in this Agreement shall be true and correct on and as of the Closing Date as if again made by Hong Hui and the Hong Hui Shareholders as of such date.

Section 5.2          Agreements and Covenants.  Each of Hong Hui and the Hong Hui Shareholders shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 5.3          Consents and Approvals.  Consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.4           No Violation of Orders.   No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of either Hong Hui, the Hong Hui Shareholders or Foshan shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5          Other Closing Documents.  The Company shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of Hong Hui and the Hong Hui Shareholders or in furtherance of the transactions contemplated by this Agreement as the Company or its counsel may reasonably request.

Section 5.6           Additional Funding. The Company shall have entered into formal agreements for a financing of up to $4,000,000 in the aggregate from third party investor(s) to further the business objectives of Foshan, which financing shall close immediately after the Closing.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF HONG HUI AND THE HONG HUI SHAREHOLDERS

The obligations of Hong Hui and the Hong Hui Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by both of them in their sole discretion:

Section 6.1           Representations and Warranties of the Company.  All representations and warranties made by the Company in this Agreement shall be true and correct on and as of the Closing Date as if again made by it on and as of such date.

Section 6.2           Agreements and Covenants.  The Company shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 6.3          Consents and Approvals.  All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.4          No Violation of Orders.  No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of the Company, taken as a whole, shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.5.         Other Closing Documents.  Hong Hui and the Hong Hui Shareholders shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of the Company or in furtherance of the transactions contemplated by this Agreement as Hong Hui and the Hong Hui Shareholders or their counsel may reasonably request.

Section 6.6          Additional Funding. The Company shall have entered into formal agreements for a financing of up to $4,000,000 in the aggregate from third party investor(s) to further the business objectives of Foshan, which financing shall close immediately after the Closing.

ARTICLE VII

TERMINATION AND ABANDONMENT

SECTION 7.1           Methods of Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:

(a) By the mutual written consent of the parties;

(b) By either or both of Hong Hui and the Hong Hui Shareholders, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set  forth in this Agreement, or if any representation or warranty of the Company shall become untrue, in either case such that any of the conditions set forth in Article VI hereof would not be satisfied (a "Company Breach"), and such breach shall, if capable of cure, has not been cured within ten (10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach;

(c) By the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of either or both of Hong Hui or the Hong Hui Shareholders set forth in this Agreement, or, if any representation or warranty of Hong Hui and/or the Hong Hui Shareholders shall become untrue, in either case such that any of the conditions set forth in Article V hereof would not be satisfied (a "Hong Hui Breach"), and such breach shall, if capable of cure, not have been cured within ten (10) days after receipt by the party in breach of a written notice from the non-breaching party setting forth in detail the nature of such breach.;

(d)  By any party, if the Closing shall not have been consummated within ninety (90) days after the date hereof; provided, however, that this Agreement may be extended by written notice of either the Company, on one hand, and either or both of Hong Hui or the Hong Hui Shareholders, on the other hand, if the Closing shall not have been consummated as a result of the other party or parties having failed to receive all required regulatory approvals or consents with respect to this transaction or as the result of the entering of an order as described in this Agreement; and further provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before this date.

(e)  By any party if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use its best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement.

Section 7.2           Procedure Upon Termination.  In the event of termination and abandonment of this Agreement pursuant to Section 7.1, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action.  If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement; provided, however, that no termination of this Agreement pursuant to this Article VII shall relieve any party of liability for a breach of any provision of this Agreement occurring before such termination.

ARTICLE VIII

POST-CLOSING AGREEMENTS

Section 8.1           Consistency in Reporting.  Each party hereto agrees that if the characterization of any transaction contemplated in this Agreement or any ancillary or collateral transaction is challenged, each party hereto will testify, affirm and ratify that the characterization contemplated in such agreement was the characterization intended by the party; provided, however, that nothing herein shall be construed as giving rise to any obligation if the reporting position is determined to be incorrect by final decision of a court of competent jurisdiction.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1           Survival of Provisions.  The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement, subject to Sections 2.13, 3.8 and 9.1.  In the event of a breach of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Closing Date.

Section 9.2           Publicity.  No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law.  If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 9.3           Successors and Assigns.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 9.4           Fees and Expenses.  Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 9.5           Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to the Company, to:

Perpetual Technologies, Inc.
Shishan Industrial Park
Nanhai District, Foshan City, Guangdong Province, PRC
Attention: Mr. Ji Lie
Facsimile:

with a copy to:

Guzov Ofsink, LLC
600 Madison Avenue, 14th Floor
New York, New York 10022
Attn: Daren Ofsink, Esq.
Fax: 212-688-7273

If to either Hong Hui or the Hong Hui Shareholders to the addresses set forth on Schedule A:

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.5 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 9.5

Section 9.6          Entire Agreement.  This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement.  No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.7           Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.8           Titles and Headings.  The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.9           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 9.10        Convenience of Forum; Consent to Jurisdiction.  The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of New York located in County of New York, and/or the United States District Court for the Southern District of New York, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.5.

Section 9.11        Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12        Governing Law.  This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

Section 9.13         Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the date first above written.

PERPETUAL TECHNOLOGIES, INC.

By:	/s/ Jie Li
Jie Li, Chief Executive Officer

HONG HUI HOLDINGS LIMITED.

By:	/s/ Jie Li
Jie Li, Director

BESTYIELD GROUP LIMITED

By:	/s/ Jie Li
Jie Li, Director

PROUDLEAD LIMITED

By:	/s/ Wawia Law
Wawai Law, Director

NEWISE HOLDINGS LIMITED.

By:	/s/ Jun Li
Jun Li, Director

PILOT LINK INTERNATIONAL LIMITED

By:	/s/ Shiyl Li
Shiyi Li, Director

HIGH SWIFT LIMITED.

By:	/s/ Hung Yuk Han
Hung Yuk Han, Director

CHINA INVESTMENT MANAGEMENT, INC.

By:	/s/ Huaying Song
Huaying Song, Director

Schedule A

Name of Hong Hui Shareholder	Number of Hong Hiu Shares held	Number of Perpetual Shares to be received
Bestyield Group Limited	3,000	21,765,306
Proudlead Limited	3,000	21,765,306
Newise Holdings Limited	1,600	11,608,163;
Pilot Link International Limited	1,150	8,343,367
High Swift Limited	750	5,441,327:
China Investment Management Inc	500	3,627,551
Total	10,000	72,551,020